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                             EXHIBIT 5

               LEGAL OPINION OF IRELL & MANELLA LLP

                 [IRELL & MANELLA LLP LETTERHEAD]


                         February 25, 1997


Alliance Imaging, Inc.
3111 No. Tustin Avenue, Suite 150
Orange, California 92865

 Re:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

We have acted as counsel for Alliance Imaging, Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about February 25, 1997 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering (i) 1,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Company Common Stock"), which may be issued pursuant to the Company's 1991 Amended and Restated Stock Option Plan and (ii) 250,000 shares of Company Common Stock which may be issued pursuant to the Company's Long Term Executive Incentive Plan (collectively, the "Shares"). As your counsel in connection with this transaction, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is our opinion that the Shares, when issued and paid for in the manner referred to in the Registration Statement, will be legally and validly issued, fully-paid and non-assessable. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the Reoffer Prospectus forming a part of this Registration Statement.


                                               Very Truly Yours,

                                               /s/ IRELL & MANELLA LLP
                                               -----------------------

                                               Irell & Manella LLP